UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2014 (October 28, 2014)
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Synacor, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300, Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On October 28, 2014 Synacor, Inc. (“Synacor”) entered into the First Amendment to the Loan and Security Agreement (the “Amendment”) with Silicon Valley Bank (“SVB”), which amends the financial covenants and certain definitions that are used in the financial covenants of the Loan and Security Agreement dated as of September 27, 2013 by and between Synacor and SVB (the “ Loan Agreement”). The changes to financial covenants and certain definitions are effective September 30, 2014.

The Loan Agreement provides for a $10 million secured revolving line of credit with a stated maturity date of September 27, 2015. The secured revolving credit facility is available for cash borrowings and is subject to a borrowing formula based upon eligible accounts receivable. Borrowings under the Loan Agreement bear interest, at Synacor’s election, at an annual rate of either 0.50% above the “prime rate” as published in The Wall Street Journal or LIBOR for the relevant period plus 3.00%. Synacor’s obligations to SVB are secured by a first priority security interest in all Synacor’s assets, including its intellectual property.

The foregoing description of the Amendment is only a summary, does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synacor, Inc.

Date: November 3, 2014	By:	/s/ WILLIAM J. STUART
William J. Stuart
Chief Financial Officer and Secretary